Exhibit 99.2

AT THE COMPANY	ON THE WEB
Jeff Frericks	www.forestcity.net
Vice President – Capital Markets
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports 2015 First-Quarter Results

•	Operating FFO up 20% over first quarter 2014

•	Overall Comp NOI up 5.3%, led by retail and apartments

•	Strength in regional malls: comp sales hit $550 psf; new, same-space leases up 27%

•	FFO negatively impacted by loss on extinguishment of debt, REIT conversion costs

•	Arena annual stabilized NOI estimate revised downward to $55 million

CLEVELAND, Ohio - May 4, 2015 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced Operating FFO, FFO, net earnings/loss and revenues for the three months ended March 31, 2015.

Operating FFO
Operating FFO for the three months ended March 31, 2015 was $58.4 million, a 20 percent increase, compared with $48.5 million for the three months ended March 31, 2014.

Positive factors impacting first-quarter 2015 Operating FFO, compared with the first quarter of 2014, included increased net operating income (NOI) from the mature portfolio of $6.8 million, lower interest expense, both corporate and in the mature portfolio, of $4.4 million, and increased capitalized interest to active development projects of $2.6 million as the company has activated entitled development opportunities. These positive factors were partially offset by lower quarter-over-quarter land sales at Stapleton of $3.6 million and reduced Operating FFO from properties sold of $2.3 million.

Factors impacting Operating FFO for the quarter are illustrated in a bridge diagram included in the company's supplemental package for the quarter ended March 31, 2015, furnished to the Securities and Exchange Commission (SEC) and available on the company's website, www.forestcity.net.

Operating FFO is a non-GAAP measure derived from FFO. The company believes Operating FFO provides investors with additional information about its core operations. Included with this press release is a table reconciling FFO to Operating FFO.

FFO
Total FFO for the three months ended March 31, 2015 was $20.6 million, or $0.10 per share, compared with $55.3 million, or $0.25 per share for the three months ended March 31, 2014. Per-share amounts are on a fully diluted basis.

In addition to the factors listed above related to Operating FFO, first-quarter 2015 FFO results were negatively impacted primarily by increased loss on extinguishment of debt of $35.1 million, or $0.15 per share, related to privately negotiated exchange transactions in the first quarter through which $288.8 million of convertible Senior Notes were exchanged for Class A common stock and cash. In addition, the company had costs related to its planned 2016 real estate investment trust (REIT) conversion of $6.2 million ($3.8 million, net of tax), or $0.02 per share, in the quarter.

FFO and FFO per share are non-GAAP measures commonly used by publicly traded real estate companies. Included with this press release is a table reconciling net earnings/loss, the most comparable GAAP measure, to FFO.

Net Earnings/Loss
For the three months ended March 31, 2015, the company had a net loss of $54.2 million, or $0.27 per share, compared with net earnings of $15.5 million, or $0.08 per share, for the three months ended March 31, 2014. In addition to the factors listed above related to Operating FFO and FFO, the net earnings/loss variance between the comparable quarters in 2014 and 2015 was impacted primarily by 2014 gains on disposition of full or partial interest in rental properties of $31.2 million, net of tax, with no offsetting transactions in the first quarter of 2015. Per share amounts are on a fully diluted basis.

Additional explanations of factors impacting FFO, Operating FFO and net earnings/loss for the three months ended March 31, 2015, are included in the company's supplemental package for the quarter ended March 31, 2015, furnished to the SEC and available on the company's website, www.forestcity.net.

Revenues
Consolidated revenues for the three months ended March 31, 2015, were $237.1 million, compared with $249.5 million for the three months ended March 31, 2014.

Commentary
"Our first-quarter results reflect the positive impact of our strategies of growing NOI from our mature portfolio and deleveraging at the corporate and property levels,” said David J. LaRue, Forest City president and chief executive officer. "Operating FFO was up significantly for the quarter, primarily driven by increased NOI from the mature portfolio and lower interest expense. FFO was negatively impacted primarily by loss on extinguishment of debt from our first-quarter exchange transactions that resulted in $288.8 million of Senior Notes being converted to Class A common stock.

"Operating results from our portfolio continued to show significant strength in the quarter, led by retail and apartment. Total comparable property net operating income (comp NOI) in the quarter was up 5.3 percent, with increases of 6.4 percent in retail, 5.5 percent in apartments and 4.4 percent in office.

"Our retail results continue to reflect the strength of our focused portfolio and the impact of growth at Westchester's Ridge Hill, together with our program of renovations, expansions and re-merchandising at a number of our regional malls. In addition, we continue to see strong momentum in retail leasing with rents on new, same-space leases at our regional malls up approximately 27 percent at the end of the first quarter, on a rolling 12-month basis.

"Our apartment portfolio continues to perform well, with comp NOI up 5.5 percent, compared with the same period in 2014. Comparable economic occupancy also rose, as did comparable monthly average residential rents, both overall and in our core markets.

"Growth in office comp NOI continues to reflect the lease-up of vacancies at One Pierrepont Plaza in Brooklyn, partially offset by vacancies at 88 Sidney Street at University Park at MIT in Cambridge. The majority of the vacancy at 88 Sidney Street has now been re-leased. The office segment continues to show positive momentum, with rents for new, same-space leases up 4.7 percent on a rolling 12-month basis.

"Results for Stapleton in Denver were down somewhat, compared with the same period in 2014, a reflection of both the timing of lot sales to builders and a very strong first quarter last year. Full-year lot sales in 2014 were the third highest in the project's history, and while we expect continued solid performance in 2015, we do not expect residential lot sales to surpass 2014 levels.
"Results for the Barclays Center arena were down in the first quarter, compared with the same period in 2014, a function of the number and mix of events in the comparable quarters. Based on the ramp-up of the property and its performance to date, we are revising downward our estimate of annual arena NOI at full stabilization to $55 million ($30.3 million at our pro-rata share), from $65 million. While this is disappointing, Barclays Center continues to be a venue leader in ticket sales and revenues in the country, a vital anchor for our Pacific Park Brooklyn project, and an important economic driver for all of Brooklyn.
"During the first quarter, we added two new projects to our under-construction pipeline: Museum Towers II, a 286-unit project in Philadelphia that is part of our residential development fund with the Arizona State Retirement System (ASRS), and an expansion at Boulevard Mall in Buffalo, New York.
"Including these two new project starts in the first quarter, we anticipate starting a total of eight projects in 2015 with total costs of approximately $1.1 billion (at 100 percent), or $426 million at our pro-rata share. The majority of these new projects are expected to be undertaken through our strategic partnerships with Greenland and ASRS, reflecting our strategy of activating core entitled opportunities on our balance sheet primarily with our strategic partners, in order to maximize return on our equity and to balance risk."
NOI, Occupancies and Rent
Overall comparable NOI increased 5.3 percent for the three months ended March 31, 2015, compared with the same period in 2014, with increases of 6.4 percent in retail, 5.5 percent in apartments and 4.4 percent in office.

Comparable office occupancies increased to 95.5 percent at March 31, 2015, compared with 94.3 percent at March 31, 2014. For the rolling 12-month period ended March 31, 2015, rent per square foot in new office same-space leases increased 4.7 percent over prior rents.

In the retail portfolio, comparable retail occupancies at the end of the first quarter increased to 93.2 percent, up from 91.6 percent at March 31, 2014. Sales in the company's regional malls averaged $550 per square foot on a rolling 12-month basis, up from $537 per square foot at December 31, 2014, and from $509 per square foot at March 31, 2014. For the rolling 12-month period ended March 31, 2015, new, same-space leases in the company's regional malls increased 27.3 percent over prior rents.

In the residential portfolio, average monthly rents for the company's total comparable apartments rose to $1,375 for the three months ended March 31, 2015, a 2.5 percent increase compared with $1,341 for the three months ended March 31, 2014. Comparable average rents in the company's core markets were $1,879, a 2.7 percent increase from $1,829 for the comparable period in 2014. Comparable economic occupancies for the three months ended March 31, 2015, were 94.9 percent, up from 94.1 percent for the same period in 2014.

Comparable NOI, defined as NOI from stabilized properties operated in the three months ended March 31, 2015 and 2014, is a non-GAAP financial measure and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable NOI on the full-consolidation method and a reconciliation of NOI to earnings/loss before income taxes.

Projects Under Construction
At March 31, 2015, Forest City had 11 projects under construction at a total cost at full consolidation of $762.1 million, or $558.3 million at the company's pro-rata share. These include:

RETAIL EXPANSIONS:

•
Galleria at Sunset, a regional mall in Henderson, Nevada, near Las Vegas, is undergoing a 32,000-square-foot restaurant-driven expansion following the completion of a renovation of the mall. The expansion is expected to be completed in the second quarter of 2015.

•
Boulevard Mall, a regional mall in Buffalo, New York, is undergoing a 46,000-square-foot expansion that will include the addition of a new Dick's Sporting Goods store as well as interior and customer amenity upgrades. The expansion is expected to be completed in the fourth quarter of 2015.

RESIDENTIAL:

•	Arris, a 327-unit apartment community with 19,000 square feet of street-level retail, at The Yards in Washington, D.C., is expected to be completed in the first quarter of 2016.

•
Blossom Plaza, a 237-unit apartment community with 19,000 square feet of street-level retail, in the Chinatown neighborhood of Los Angeles. The project is expected to open in the second quarter of 2016.

•
1001 4th Street, SW, a 365-unit apartment community with 5,000 square feet of retail space at the company's Waterfront Station mixed-use project in Washington, D.C. The property is expected to open in the fourth quarter of 2016.

•
Museum Towers II, a 286-unit apartment community in Philadelphia. The project is part of the company's ASRS residential development fund. The project is expected to be completed in the fourth quarter of 2016.

Arris, Blossom Plaza, 1001 4th Street, SW and Museum Towers II, are all part of the company's ASRS residential development fund. Other recently opened or mature properties included in the fund are 2175 Market Street in San Francisco, the Uptown in Oakland and Museum Towers in Philadelphia.

Other residential projects currently under construction include:

•	B2 BKLYN, a 363-unit apartment community at Pacific Park Brooklyn that is being built using modular construction methods. B2 is expected to be completed in the third quarter of 2016.

•
535 Carlton, a 298-unit, all-affordable apartment community at Pacific Park Brooklyn. The project is part of Forest City's strategic partnership with Greenland. 535 Carlton is expected to be completed in the third quarter of 2016.

•	Aster Town Center II, a 135-unit apartment community at Stapleton in Denver. It is expected to open in phases with completion by the end of 2015.

OFFICE:

•
1812 Ashland Avenue, a 164,000-square-foot office building at the company's Science + Technology Park at Johns Hopkins in Baltimore. The building is 70 percent pre-leased and is expected to be completed in the third quarter of 2016.

•
300 Massachusetts Avenue, a 246,000-square-foot, fully leased office building at University Park at MIT in Cambridge, is being developed in partnership with MIT and is expected to be completed in the first quarter of 2016.

Outlook
"Our first-quarter results reflect solid momentum as we drive growth from our mature portfolio, further de-lever our balance sheet, and activate entitled new development opportunities," said LaRue. "As we continue to transform Forest City, including through conversion to REIT status, we are focused on creating value for all stakeholders, including our associates and the communities where we are active. By doing so, we move closer to achieving our vision of being a real estate leader and partner of choice that is focused on transformational real estate in core urban markets."

REIT Conversion
On January 13, 2015, the company announced that its Board of Directors approved a plan to pursue conversion to REIT status. The company expects to elect REIT status for its taxable year beginning January 1, 2016, subject to business conditions, the completion of related preparatory work and obtaining necessary third-party consents.

Corporate Description
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $8.8 billion in consolidated assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package
Please refer to the Investor Relations section of the company's website at www.forestcity.net for a supplemental package, which the company will furnish to the SEC on Form 8-K. The supplemental package includes operating and financial information for the quarter ended March 31, 2015, with reconciliations of non-GAAP financial measures, such as Operating FFO, FFO, NOI, comparable NOI and results prepared using the pro-rata consolidation method, to their most directly comparable GAAP financial measures.

Investor Presentations
Please note the company periodically posts updated investor presentations on the Investors page of its website at www.forestcity.net. It is possible the periodic updates may include information deemed to be material. Therefore, the company encourages investors, the media, and other interested parties to review the Investors page of its website at www.forestcity.net for the most recent investor presentation.

FFO
The company uses FFO, along with net earnings/loss to report its operating results. The majority of the company's peers in the publicly traded real estate industry are REITs and report operations using FFO as defined by the National Association of Real Estate Investment Trusts (NAREIT). FFO provides supplemental information about the company's operations. Although FFO is not presented in accordance with GAAP, the company believes it is necessary to understand its business and operating results, along with net earnings, the most comparable GAAP measure.

FFO is defined by NAREIT as net earnings/loss excluding the following items, at the company's proportionate share: i) gain/loss on disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); and iv) cumulative or retrospective effect of change in accounting principle (net of tax). Net earnings/loss, the most comparable financial measure calculated in accordance with GAAP, is reconciled to FFO in the table titled Reconciliation of Net Earnings (Loss) to FFO below and in the company's supplemental package, which the company will furnish to the SEC on Form 8-K.

Operating FFO
The company defines Operating FFO as FFO adjusted to exclude: i) impairment of non-depreciable real estate; ii) write-offs of abandoned development projects; iii) income recognized on state and federal historic and other tax credits; iv) gains or losses from extinguishment of debt; v) change in fair market value of nondesignated hedges; vi) gains or losses on change in control of interests; vii) the adjustment to recognize rental revenues and rental expense using the straight-line method; viii) participation payments to ground lessors on refinancing of our properties; ix) other transactional items; x) the Nets pre-tax FFO; and xi) income taxes on FFO. The company believes its presentation of FFO and Operating FFO provides important supplemental information to its investors. Operating FFO should not be considered to be an alternative to net earnings computed under GAAP as an indicator of our operating performance and may not be directly comparable to similarly titled measures reported by other companies.

Pro-Rata Consolidation Method
This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the company operates its business. In line with industry practice, the company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the company is deemed to be the primary beneficiary of the variable interest entities (VIE), even if its ownership is not 100 percent. The company provides reconciliations from the full consolidation method to the pro-rata consolidation method below and throughout its supplemental package, which the company will furnish to the SEC on Form 8-K.

NOI
NOI, a non-GAAP measure, is defined as revenues (excluding straight-line rent adjustments) less operating expenses (including depreciation and amortization for non-real estate groups) plus interest income, equity in earnings/loss of unconsolidated entities (excluding gain/loss on disposition, impairment, interest expense, gain/loss on extinguishment of debt and depreciation and amortization of unconsolidated entities). The company believes NOI provides additional information about the company's core operations and, along with earnings, is necessary to understand the business and operating results. NOI may not be directly comparable to similarly-titled measures reported by other companies.

Comparable NOI
In addition to NOI, the company uses comparable NOI as a metric to evaluate the performance of its multi-family, office and retail properties. This measure provides a same-store comparison of operating results of all stabilized properties that are open and operating in all periods presented. Write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income, are not directly attributable to an operating property and are considered non-comparable NOI. In addition, certain income and expense items at the property level, such as lease termination income, real estate tax assessments or rebates and participation payments as a result of refinancing transactions and NOI impacts of changes in ownership percentages, are excluded from comparable NOI and are included in non-comparable NOI. Retained properties that are considered non-comparable are disclosed in the company's supplemental package, which the company will furnish to the SEC on Form 8-K. Other properties and activities such as Arena, hotels, subsidized senior housing, military housing, corporate activities and land sales are not evaluated on a comparable basis and the NOI from these properties and activities is considered non-comparable NOI.

Safe Harbor Language
Statements made in this news release that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the company's conversion to REIT status, its ability to qualify or to remain qualified as a REIT, realizing the anticipated benefits to shareholders if it successfully elects REIT status, the impact of complying with REIT qualification requirements, the amount and timing of any future distributions including those that it would be required to make as a REIT, the impact of issuing equity, debt or both to satisfy its E&P Distribution and other REIT conversion costs, the impact of covenants that could prevent it from satisfying REIT distribution requirements, its lack of experience operating as a REIT if it successfully converts, the impact of current lending and capital market conditions on its liquidity, its ability to finance or refinance projects or repay its debt, the impact of the slow economic recovery on its ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, using modular construction as a new construction methodology and owning a factory to produce modular units, vacancies in its properties, risks associated with developing and managing properties in partnership with others, downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts and other armed conflicts, risks of owning and operating an arena, risks associated with an investment in a professional sports team, the ability to sell all or a portion of its ownership interests in a professional sports team and arena, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, cybersecurity risks, cyber incidents, its ability to achieve its strategic goals are based on significant assumptions, the completion of its acquisition of Health Care REIT, Inc.’s equity interest in the MIT Assets, the effect on the market price of its common stock following its E&P Distribution and its conversion to REIT status, its ability to obtain the shareholder approval necessary for it to convert to REIT Status, its ability to complete non-core asset sales, the impact to its deferred tax liability balance upon conversion to REIT status, and its ability to obtain requisite consents needed to complete the conversion to REIT status as well as other risks listed from time to time in the company's SEC filings, including but not limited to, the company's annual and quarterly reports.

Reconciliation of Net Earnings (Loss) to FFO
The table below reconciles net earnings (loss), the most comparable GAAP measure, to FFO, a non-GAAP measure.

	Three Months Ended March 31,
	2015	2014
	(in thousands)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(54,209)	$15,520
Depreciation and Amortization—Real Estate Groups	74,780	71,006
Gain on disposition of full or partial interests in rental properties	—	(51,095)
Income tax expense adjustment — current and deferred (2):
Gain on disposition of full or partial interests in rental properties	—	19,898
FFO	$20,571	$55,329

FFO Per Share - Diluted
Numerator (in thousands):
FFO	$20,571	$55,329
If-Converted Method (adjustments for interest, net of tax):
5.000% Notes due 2016	—	382
4.250% Notes due 2018	—	2,277
3.625% Notes due 2020	—	1,664
FFO for per share data	$20,571	$59,652
Denominator:
Weighted average shares outstanding—Basic	202,963,083	197,739,076
Effect of stock options, restricted stock and performance shares	2,768,251	1,926,005
Effect of convertible debt	—	32,138,215
Effect of convertible Class A Common Units	2,973,190	3,646,755
Weighted average shares outstanding - Diluted (1)	208,704,524	235,450,051
FFO Per Share	$0.10	$0.25

(1)
For the three months ended March 31, 2015, weighted-average shares issuable upon the conversion of convertible debt of 28,087,047 were not included in the computation of diluted FFO per share because their effect is anti-dilutive under the if-converted method. As a result, an adjustment to FFO for interest expense of $3,787,000 related to these securities is not required.

(2)	The following table provides detail of income tax expense (benefit):

	Three Months Ended March 31,
	2015	2014
	(in thousands)
Income tax expense (benefit) on FFO
Operating Earnings:
Current taxes	$(1,744)	$8,633
Deferred taxes	2,559	(13,956)
Total income tax expense (benefit) on FFO	815	(5,323)

Income tax expense (benefit) on non-FFO
Disposition of full or partial interests in rental properties:
Current taxes	$—	$29,048
Deferred taxes	—	(9,150)
Total income tax expense (benefit) on non-FFO	—	19,898
Grand Total	$815	$14,575

Reconciliation of FFO to Operating FFO - Pro-Rata Consolidation

	Three Months Ended March 31,
	2015	2014	% Change
	(in thousands)
FFO	$20,571	$55,329
Tax credit income	(3,255)	(3,947)
(Gain) loss on extinguishment of debt	35,379	433
Change in fair market value of nondesignated hedges	(2,113)	4,672
Net gain on change in control of interests	—	(2,759)
Straight-line rent adjustments	(53)	(2,534)
Participation payments	—	1,469
REIT conversion and reorganization costs	6,212	—
Nets Pre-tax FFO	802	1,153
Income tax expense (benefit) on FFO	815	(5,323)
Operating FFO	$58,358	$48,493	20.3%

Operating FFO Per Share - Diluted
Numerator (in thousands):
Operating FFO	$58,358	$48,493
If-Converted Method (adjustments for interest, pre-tax):
5.000% Notes due 2016	507	625
4.250% Notes due 2018	3,322	3,719
3.625% Notes due 2020	2,357	2,719
Operating FFO for per share data	$64,544	$55,556

Denominator:
Weighted average shares outstanding - Diluted (1)	236,791,571	235,450,051
Operating FFO Per Share	$0.27	$0.24

(1)
Includes dilutive securities of 28,087,047 for the three months ended March 31, 2015, for the computation of Operating FFO per share because their effect is dilutive under the if-converted method. These securities were not included in the computation of diluted FFO per share because their effect was anti-dilutive.

	Three Months Ended March 31,
	2015	2014
	(in thousands)
Operating FFO by segment:
Commercial Group	$44,682	$31,275
Residential Group	25,750	25,493
Arena	(4)	1,649
Land Group	10,252	11,626
Corporate Group	(22,322)	(21,550)
Operating FFO	$58,358	$48,493

Reconciliation of Net Operating Income (non-GAAP) to Earnings (Loss) Before Income Taxes (GAAP) (in thousands)

	Three Months Ended March 31, 2015				Three Months Ended March 31, 2014
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Total revenues	$237,082	$27,126	$104,156	$314,112	$249,537	$24,940	$110,458	$6,990	$342,045
Exclude straight-line adjustment	(509)	—	—	(509)	(3,034)	—	—	59	(2,975)
Add interest and other income	9,704	410	283	9,577	11,503	466	568	—	11,605
Equity in earnings (loss) of unconsolidated entities	9,313	(17)	(8,627)	703	34,029	(21)	(35,452)	—	(1,402)
Exclude operating expenses of unconsolidated entities	47,267	—	(47,267)	—	50,514	—	(50,514)	—	—
Exclude gain on disposition of unconsolidated entities	—	—	—	—	(24,796)	—	24,796	—	—
Exclude depreciation and amortization of unconsolidated entities	22,466	—	(22,466)	—	21,604	—	(21,604)	—	—
Exclude interest expense of unconsolidated entities	25,854	—	(25,854)	—	28,000	—	(28,000)	—	—
Exclude loss on extinguishment of debt of unconsolidated entities	225	—	(225)	—	252	—	(252)	—	—
Adjusted revenues	351,402	27,519	—	323,883	367,609	25,385	—	7,049	349,273
Operating expenses	160,643	14,741	47,267	193,169	171,103	15,200	50,514	4,763	211,180
Operating expenses of unconsolidated entities	47,267	—	(47,267)	—	50,514	—	(50,514)	—	—
Non-Real Estate depreciation and amortization	1,142	—	—	1,142	1,177	—	—	—	1,177
Exclude straight-line rent adjustment	(456)	—	—	(456)	(441)	—	—	—	(441)
Adjusted operating expenses	208,596	14,741	—	193,855	222,353	15,200	—	4,763	211,916
Net operating income	$142,806	$12,778	$—	$130,028	$145,256	$10,185	$—	$2,286	$137,357
Interest expense	(52,576)	(7,913)	(25,854)	(70,517)	(62,452)	(6,528)	(28,000)	(5,483)	(89,407)
Interest expense of unconsolidated entities	(25,854)	—	25,854	—	(28,000)	—	28,000	—	—
Loss on extinguishment of debt	(35,154)	—	(225)	(35,379)	(164)	—	(252)	(17)	(433)
Loss on extinguishment of debt of unconsolidated entities	(225)	—	225	—	(252)	—	252	—	—
Equity in (earnings) loss of unconsolidated entities	(9,313)	17	8,627	(703)	(34,029)	21	35,452	—	1,402
Net gain (loss) on disposition of full or partial interests in rental properties	—	—	—	—	(467)	—	24,796	26,766	51,095
Gain on disposition of unconsolidated entities	—	—	—	—	24,796	—	(24,796)	—	—
Net gain on change in control of interests	—	—	—	—	2,759	—	—	—	2,759
Depreciation and amortization—Real Estate Groups (a)	(60,672)	(7,561)	(21,669)	(74,780)	(53,832)	(4,615)	(20,803)	(986)	(71,006)
Amortization of mortgage procurement costs	(2,101)	(99)	(797)	(2,799)	(2,125)	(163)	(801)	(41)	(2,804)
Depreciation and amortization of unconsolidated entities	(22,466)	—	22,466	—	(21,604)	—	21,604	—	—
Straight-line rent adjustment	53	—	—	53	2,593	—	—	(59)	2,534
Earnings (loss) before income taxes	$(65,502)	$(2,778)	$8,627	$(54,097)	$(27,521)	$(1,100)	$35,452	$22,466	$31,497

(a) Depreciation and amortization—Real Estate Groups	$60,672	$7,561	$21,669	$74,780	$53,832	$4,615	$20,803	$986	$71,006
Depreciation and amortization—Non-Real Estate	1,142	—	—	1,142	1,177	—	—	—	1,177
Total depreciation and amortization	$61,814	$7,561	$21,669	$75,922	$55,009	$4,615	$20,803	$986	$72,183

	Net Operating Income (in thousands)
	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014				% Change
	Full Consolidation (1)	Less Noncontrolling Interest	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (1)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (1)	Pro-Rata Consolidation (Non-GAAP)
Retail
Comparable
Adjusted revenues	$75,282	$—	$75,282	$73,387	$—	$—	$73,387	2.6%	2.6%
Adjusted operating expenses	34,687	—	34,687	35,229	—	—	35,229	(1.5)%	(1.5)%
Comparable NOI	40,595	—	40,595	38,158	—	—	38,158	6.4%	6.4%
Non-Comparable NOI	3,756	—	3,756	2,993	—	1,870	4,863
Total	44,351	—	44,351	41,151	—	1,870	43,021
Office Buildings
Comparable
Adjusted revenues	103,457	4,652	98,805	100,658	4,711	—	95,947	2.8%	3.0%
Adjusted operating expenses	45,135	2,304	42,831	44,680	2,329	—	42,351	1.0%	1.1%
Comparable NOI	58,322	2,348	55,974	55,978	2,382	—	53,596	4.2%	4.4%
Non-Comparable NOI	2,162	174	1,988	(861)	147	(43)	(1,051)
Total	60,484	2,522	57,962	55,117	2,529	(43)	52,545
Apartments
Comparable
Adjusted revenues	72,454	4,253	68,201	69,900	3,920	—	65,980	3.7%	3.4%
Adjusted operating expenses	31,484	1,542	29,942	31,280	1,571	—	29,709	0.7%	0.8%
Comparable NOI	40,970	2,711	38,259	38,620	2,349	—	36,271	6.1%	5.5%
Non-Comparable NOI	4,536	3,606	930	703	(1,513)	—	2,216
Total	45,506	6,317	39,189	39,323	836	—	38,487
Arena	8,834	4,034	4,800	11,864	5,447	—	6,417
Subsidized Senior Housing	3,819	—	3,819	3,564	—	—	3,564
Military Housing	5,361	(5)	5,366	4,979	53	—	4,926
Land sales	—	—	—	—	—	459	459
Other (2)	(15,531)	(1,008)	(14,523)	(10,201)	48	—	(10,249)
Total Rental Properties
Comparable
Adjusted revenues	251,193	8,905	242,288	243,945	8,631	—	235,314	3.0%	3.0%
Adjusted operating expenses	111,306	3,846	107,460	111,189	3,900	—	107,289	0.1%	0.2%
Comparable NOI	139,887	5,059	134,828	132,756	4,731	—	128,025	5.4%	5.3%
Non-Comparable NOI	12,937	6,801	6,136	13,041	4,182	2,286	11,145
Total	152,824	11,860	140,964	145,797	8,913	2,286	139,170
Land Development Group	11,172	918	10,254	12,880	1,272	—	11,608
Corporate Activities	(14,978)	—	(14,978)	(13,421)	—	—	(13,421)
Corporate Activities - REIT conversion and reorganization costs	(6,212)	—	(6,212)	—	—	—	—
Grand Total	$142,806	$12,778	$130,028	$145,256	$10,185	$2,286	$137,357

(1)	Includes the Company's pro-rata share of NOI from unconsolidated subsidiaries accounted for under the equity method of accounting.

(2)
Includes non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income and a 2014 legal settlement at Heritage, an apartment community in San Diego, California.